Exhibit 5.1

767 Fifth Avenue New York, NY 10153-0119 +1 212 310 8000 tel +1 212 310 8007 fax

July 3, 2019

Jefferies Financial Group Inc.

520 Madison Avenue

New York, New York 10022

Ladies and Gentlemen:

We have acted as counsel to Jefferies Financial Group Inc., a New York corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of an additional 457,000 shares, in the aggregate, under the (i) Jefferies Financial Group Inc. 2017 RSU Opportunity Plan (HomeFed) (the “RSU Opportunity Plan”) and (ii) Jefferies Financial Group Inc. Amended and Restated 1999 Stock Incentive Plan (HomeFed) (the “Incentive Plan,” and together with the RSU Opportunity Plan, each, a “Plan,” and together, the “Plans”), which additional shares may be issued as shares of Jefferies Financial Group Inc. common stock, par value $1.00 per share (the “Common Stock”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement and each Plan pursuant to which the shares of Common Stock will be issued and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the 457,000 shares of Common Stock that will be available for issuance pursuant to each Plan have been duly authorized and, when issued and delivered in accordance with the terms of each Plan, will be validly issued, fully paid and nonassessable and free of preemptive rights pursuant to law or in the Company’s Certificate of Incorporation.

The opinion expressed herein is limited to the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

JEFFERIES FINANCIAL GROUP INC.

July 3, 2019

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP